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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-167479 on Form S-3 of our reports dated February 28, 2012, relating to the consolidated financial statements of KKR Financial Holdings LLC and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of the new accounting guidance which amended the accounting for the transfers of financial assets and the consolidation of variable interest entities), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of KKR Financial Holdings LLC for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California February 28, 2012

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM